Advanced Emissions Solutions Reports Second Quarter 2019 Results
Company reports fully diluted earnings per share of $0.44

HIGHLANDS RANCH, Colorado, August 5, 2019 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the second quarter ended June 30, 2019, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Second Quarter Segment Highlights
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $18.6 million during the second quarter of 2019, a year-over-year increase of 26%

•
ADES earnings from Tinuum were $20.9 million, significantly higher than the prior year, which was impacted by the adopted change in lease and revenue accounting standards by Tinuum effective January 1, 2019

•	Royalty earnings from Tinuum were $4.2 million, a year-over-year increase of 19%

•	RC Segment operating income was $24.6 million, a year-over-year increase of 35%

•	RC invested facilities increased to 21 as of June 30, 2019; new facility is royalty bearing to ADES

•
Based on the 21 invested RC facilities as of June 30, 2019 and cash distributions received during the three months ended June 30, 2019, expected future net RC cash flows to ADES are projected to be between $175 million and $200 million through year end 2021.

Power Generation and Industrials ("PGI") Highlights

•	Recognized segment revenue of $11.0 million, compared to $0.8 million during the second quarter of 2018, driven by consumables

•	Segment operating loss was $3.9 million compared to an operating loss of $1.4 million in the second quarter of 2018

•
Segment EBITDA loss was $3.1 million, inclusive of a $1.3 million adjustment to cost of sales due to the step-up in basis of inventory acquired related to purchase accounting, compared to a segment loss of $1.3 million in the second quarter of 2018

ADES Consolidated Highlights

•	Recognized consolidated revenues of $15.6 million compared to $4.3 million in the second quarter of 2018

•	Consolidated net income was $8.1 million, a decrease of 47% from the prior year

•	Fully diluted earnings per share in the second quarter was $0.44, a 41% decrease year-over-year

•	Consolidated EBITDA was $17.4 million, an increase of $3.0 million over prior year

•
Made quarterly principal payments of $10.0 million on the Company's $70.0 million initial face value term loan, which accounted for $1.6 million in interest expense during the second quarter, and reduced the term loan principal balance to $54.0 million

•	Ended the second quarter 2019 with a total cash balance of $20.4 million, a decrease of $3.4 million from December 31, 2018

•	Paid quarterly dividend of $0.25 per share and utilized capital to repurchase 184,715 shares for $2.1 million
L. Heath Sampson, President and CEO of ADES commented, “During the second quarter Tinuum was able to obtain a tax-equity investor for an additional refined coal facility, bringing the number of operating units to 21. The timing of the incremental tonnage that has come online thus far in 2019 has met our expectations, and we maintain line of sight into the remaining 5 to 6 million tons to meet our previously provided outlook.”
Sampson continued, “In our PGI segment, the integration and customer retention rates are on track to meet our expectations as we combine our suite of pollution control products. We did experience some industry softness during the second quarter, as regular seasonality effects were exacerbated by abnormally mild weather and cheap natural gas. As a result, pressure on coal dispatch affected both our RC and PGI segments. Despite these factors, I am encouraged by our strong execution and the ongoing feedback from key customers. In fact, during the second quarter we reacquired a large industrial customer that was previously lost prior to the acquisition of Carbon Solutions. Positive developments like this have begun to drive incremental volumes and will continue to do so into 2020. In addition, customer retention rates remain high, and we are proving our competitive position in this market as the solutions provider of choice for mercury control.”
Second Quarter and First Half 2019 Results
Second quarter revenue and cost of revenue were $15.6 million and $12.3 million, respectively, compared with $4.3 million and $0.7 million in the second quarter of 2018. Revenue and cost of revenue during the first six months of the year totaled $34.9 million and $26.4 million, respectively, compared to $8.2 million and $1.3 million during the first half of 2018. The increase in revenues during the second quarter and first half of 2019 was almost entirely driven by the increase in consumables sales resulting from the contribution of the Company's PGI segment which contains the majority of the newly acquired activated carbon assets. Costs of revenue and margins were negatively impacted by low coal-fired power dispatch driven by mild weather conditions as well as power generation from sources other than coal and by the planned turnaround at the Company's carbon production facility. Our experience is consistent with the most recent U.S. Energy Information Administration Outlook for 2019 in which its forecast decreased 7% since its December 2018 estimate. Also negatively impacting cost of revenue and margins during the three and six months ended June 30, 2019 was a $1.4 million and $5.0 million adjustment, respectively, to cost of revenue due to the step-up in basis of inventory acquired related to purchase accounting.
Revenue was also positively impacted by royalty earnings from Tinuum of $4.2 million, an increase of 19% compared to $3.5 million in the second quarter of 2018, driven by the increased number of RC facilities and earnings from the respective RC facilities. Royalty earnings in the first half of 2019 totaled $8.4 million compared to $6.8 million in the comparable period in 2018.
Second quarter other operating expenses were $7.5 million compared to $5.1 million in the second quarter of 2018. First half other operating expenses totaled $16.3 million compared to $10.2 million in the first half of 2018. The increase during the second quarter and first half of 2019 were driven by higher legal and professional, general and administrative costs incurred, as well as depreciation, amortization, depletion and accretion expenses, resulting in $2.4 million and $5.8 million of the increase, respectively, related to the Carbon Solutions acquisition.
Second quarter earnings from equity method investments were $20.9 million, compared to $15.9 million for the second quarter of 2018. First half earnings from equity method investments were $42.6 million compared to $28.1 million during the first six months of 2018. The significant increases were driven by additional operating RC facilities year over year as well as the impact of the adoption of new lease and revenue accounting standards by Tinuum. The change leads to the point-in-time revenue recognition of certain RC contracts by Tinuum Group and may affect the timing of revenue recognition related to future closures of RC facilities. However, this change does not impact the timing or total expected future cash flows from Tinuum but may impact the timing of equity earnings related to future RC deals. Excluding the impacts of this adoption, Tinuum equity earnings would have totaled $18.7 million in the second quarter of 2019, an increase of over 18% year-over-year.
Second quarter interest expense was $2.0 million, compared to $0.4 million in the second quarter of 2018. First half interest expense was $4.1 million compared to $0.7 million during the first half of 2018. The increase was driven by the interest expense related to the term loan used to fund the Carbon Solutions acquisition.

Second quarter income tax expense was $6.6 million, compared to a benefit of $1.3 million in the second quarter of 2018. Income tax expense for the first six months of 2019 was $8.3 million compared to $1.2 million during the first half of 2018, primarily driven by an increase in the valuation allowance against the Company's deferred tax assets during the current year periods compared to a reduction in the valuation allowance during the 2018 periods.
Pre-tax income for the second quarter was $14.7 million, compared to pre-tax income of $13.9 million for the second quarter of 2018. Net income for the second quarter was $8.1 million, compared to net income of $15.3 million for the second quarter of 2018. Net income during the first six months totaled $22.5 million, a 2% decrease from $23.0 million during the first six months of 2018. The decrease in the second quarter net income was driven by the increase in the valuation allowance against the Company's deferred tax assets. The decrease in net income for the first six months of 2019 was primarily driven by higher interest expense, non-cost of revenue expenses and income tax expense, which were largely offset by higher consumables revenue resulting from the contribution of the PGI segment, higher earnings from Tinuum resulting from additional operating RC facilities and the accounting change, as well as higher royalty income from the RC business.
PGI segment EBITDA (segment operating loss adjusted for depreciation, amortization, depletion and accretion and interest expense) for the second quarter was a loss of $3.1 million, inclusive of a $1.3 million adjustment to cost of sales due to the step-up in basis of inventory acquired related to purchase accounting, compared to a segment loss of $1.3 million in the second quarter of 2018, mostly driven by an increase in segment operating loss of $2.5 million, which was partially offset by additional depreciation, amortization, depletion and accretion expense of $0.6 million related to assets acquired from the Carbon Solutions acquisition. During the second quarter we also incurred expenses related to the planned mandatory turnaround at our activated carbon plant.
Consolidated EBITDA (earnings before interest expense, income tax expense and depreciation, amortization, depletion and accretion and interest expense) for the second quarter was $17.4 million, an increase of $3.0 million over the second quarter of 2018, driven by increased earnings as well as higher expense related to interest and depreciation, amortization, depletion and accretion and income tax expense.
Segment EBITDA and Consolidated EBITDA are non-GAAP measures of certain financial performance. See below for reconciliation of such measures to their most directly comparable GAAP financial measure.
As of June 30, 2019, the Company had cash and cash equivalents and restricted cash of $20.4 million, a decrease of $3.4 million compared to $23.8 million as of December 31, 2018. This decrease is the result of dividends paid, principal repayments on the term loan, as well as share repurchase activity during the quarter.
Long-Term Borrowings
In November 2018 the Company entered into a $70.0 million, three-year senior term loan to finance the Carbon Solutions acquisition. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019. As of June 30, 2019, the outstanding balance of the senior term loan, net of debt issuance costs and debt discount, was $50.8 million.
Dividend
Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on September 6, 2019 to stockholders of record at the close of business on August 19, 2019.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, August 6, 2019. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 2399184. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, anticipated tonnage sales and expectations about potential transactions with tax-equity investors as well as expectation of growth opportunities in the PGI segment. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; customer demand for mercury removal products; competition within the industries in which we operate; availability or opportunities to scale and further grow our PGI business; decreases in the production of RC; loss of key personnel; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$15,420	$18,577
Receivables, net	5,606	9,554
Receivables, related parties	4,189	4,284
Inventories, net	17,798	21,791
Prepaid expenses and other assets	5,598	5,570
Total current assets	48,611	59,776
Restricted cash, long-term	5,000	5,195
Property, plant and equipment, net of accumulated depreciation of $4,179 and $1,499, respectively	44,825	42,697
Intangible assets, net	4,501	4,830
Equity method investments	48,403	6,634
Deferred tax assets, net	19,179	32,539
Other long-term assets, net	16,553	7,993
Total Assets	$187,072	$159,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,631	$6,235
Accrued payroll and related liabilities	3,450	8,279
Current portion of long-term debt	24,025	24,067
Other current liabilities	5,552	2,138
Total current liabilities	39,658	40,719
Long-term debt	34,204	50,058
Other long-term liabilities	5,449	940
Total Liabilities	79,311	91,717
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,867,405 and 22,640,677 shares issued, and 18,554,626 and 18,576,489 shares outstanding at June 30, 2019 and December 31, 2018, respectively	23	23
Treasury stock, at cost: 4,312,779 and 4,064,188 shares as of June 30, 2019 and December 31, 2018, respectively	(44,571)	(41,740)
Additional paid-in capital	97,354	96,750
Retained earnings	54,955	12,914
Total stockholders’ equity	107,761	67,947
Total Liabilities and Stockholders’ Equity	$187,072	$159,664

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018
Revenues:
Consumables	$11,386	$726	$26,495	$1,347
License royalties, related party	4,191	3,523	8,411	6,753
Other	—	24	—	72
Total revenues	15,577	4,273	34,906	8,172
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	12,286	902	26,394	1,613
Other sales cost of revenue, exclusive of depreciation and amortization	6	(198)	6	(346)
Payroll and benefits	2,798	2,759	5,354	4,973
Legal and professional fees	1,569	1,213	3,545	2,761
General and administrative	2,421	1,094	4,563	2,264
Depreciation, amortization, depletion and accretion	757	72	2,859	188
Total operating expenses	19,837	5,842	42,721	11,453
Operating loss	(4,260)	(1,569)	(7,815)	(3,281)
Other income (expense):
Earnings from equity method investments	20,935	15,889	42,625	28,142
Interest expense	(1,987)	(412)	(4,091)	(748)
Other	60	34	130	60
Total other income	19,008	15,511	38,664	27,454
Income before income tax expense	14,748	13,942	30,849	24,173
Income tax expense (benefit)	6,634	(1,349)	8,333	1,220
Net income	$8,114	$15,291	$22,516	$22,953
Earnings per common share:
Basic	$0.45	$0.76	$1.23	$1.13
Diluted	$0.44	$0.75	$1.22	$1.12
Weighted-average number of common shares outstanding:
Basic	18,172	20,062	18,219	20,275
Diluted	18,377	20,195	18,412	20,386

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$22,516	$22,953
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in valuation allowance on deferred tax assets	849	(498)
Depreciation, amortization, depletion and accretion	2,859	188
Amortization of debt discount and debt issuance costs	851	—
Stock-based compensation expense	858	1,010
Earnings from equity method investments	(42,625)	(28,142)
Other non-cash items, net	474	192
Changes in operating assets and liabilities:
Receivables and related party receivables	4,044	(64)
Prepaid expenses and other assets	47	(375)
Costs incurred on uncompleted contracts	—	15,945
Inventories	3,794	—
Deferred tax assets, net	4,097	(246)
Other long-term assets	1,470	—
Accounts payable	(758)	323
Accrued payroll and related liabilities	(4,829)	152
Other current liabilities	862	(1,505)
Billings on uncompleted contracts	—	(15,945)
Operating lease liabilities	(1,563)	—
Other long-term liabilities	(462)	(135)
Distributions from equity method investees, return on investment	38,088	2,700
Net cash provided by (used in) operating activities	30,572	(3,447)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	—	25,500
Acquisition of business	(661)	—
Acquisition of property, plant, equipment, and intangible assets	(3,797)	(131)
Mine development costs	(521)	—
Contributions to equity method investees	—	(750)
Net cash (used in) provided by investing activities	(4,979)	24,619
Cash flows from financing activities
Principal payments on term loan	(16,000)	—
Principal payments on finance lease obligations	(681)	—
Dividends paid	(9,179)	(10,216)
Repurchase of common shares	(2,831)	(9,111)
Repurchase of common shares to satisfy tax withholdings	(254)	(359)
Net cash used in financing activities	(28,945)	(19,686)
(Decrease) increase in Cash and Cash Equivalents and Restricted Cash	(3,352)	1,486
Cash and Cash Equivalents and Restricted Cash, beginning of period	23,772	30,693
Cash and Cash Equivalents and Restricted Cash, end of period	$20,420	$32,179
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$1,561	$—
Dividends declared, not paid	$113	$63

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated EBITDA and Segment EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net and income tax expense. Because Consolidated EBITDA omits certain non-cash items, the Company believes that the measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance relative to the performance of its competitors as well as performance period over period. Additionally, the Company believes the measure is less susceptible to variances that affect its operating performance results.
The Company presents Consolidated EBITDA and Segment EBITDA because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net income	$8,114	$15,291	$22,516	$22,953
Depreciation, amortization, depletion and accretion	757	72	2,859	188
Interest expense, net	1,921	383	3,956	686
Income tax expense (benefit)	6,634	(1,349)	8,333	1,220
Consolidated EBITDA	$17,426	$14,397	$37,664	$25,047

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Segment operating loss	$(3,862)	$(1,387)	$(7,324)	$(2,325)
Depreciation, amortization, depletion and accretion	685	41	2,645	71
Interest expense, net	57	—	188	—
Segment EBITDA loss	$(3,120)	$(1,346)	$(4,491)	$(2,254)